AGREEMENT AND PLAN OF MERGER












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                         TABLE OF CONTENTS


ARTICLE I
BACKGROUND OF AGREEMENT                                         -1-

ARTICLE II
THE MERGER                                                      -2-
      2.1  The Merger                                           -2-
      2.2  Effects of the Merger                                -2-

ARTICLE III
CLOSING                                                         -2-
      3.1  Time and Place                                       -2-
      3.2  Deliveries at the Closing                            -2-

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOOLTEX AND THE SHAREHOLDERS  -3-
      4.1  Corporate Organization                               -3-
      4.2  Capitalization; Ownership of Stock                   -3-
      4.3  No Subsidiaries                                      -4-
      4.4  Authorization; Binding Agreement                     -4-
      4.5  Financial Statements and Undisclosed Liabilities     -5-
      4.6  Inventory                                            -6-
      4.7  Taxes                                                -6-
      4.8  Environmental, Health and Safety Matters             -7-
      4.9  Title to and Condition of Assets                     -8-
      4.10 Conduct of the Business                             -10-
      4.11 Patents, Trade Names, Trademarks and Copyrights     -10-
      4.12 Contracts                                           -11-
      4.13 Litigation                                          -12-
      4.14 Insurance                                           -13-
      4.15 Employee Benefit Plans                              -13-
      4.16 Personnel                                           -15-
      4.17 Governmental and Other Approvals                    -16-
      4.18 Accounts Receivable                                 -17-
      4.19 Brokerage                                           -17-
      4.20 Labor Relations                                     -17-
      4.21 Product Defects                                     -17-
      4.22 Corporate Name                                      -18-
      4.23 Prepayment of Liabilities                           -18-
      4.24 Insider Interests                                   -18-
      4.25 Disclosure                                          -18-
      4.26 No Material Change                                  -18-

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY EACH SHAREHOLDER             -19-
      5.1  Necessary Authority                                 -19-
      5.2  Defaults under other Instruments                    -19-
      5.3  Good Title to Shares                                -19-
      5.4  Brokerage                                           -19-
      5.5  Investment Representations                          -20-

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SONICS SUB                   -20-
      6.1  Corporate Organization                              -20-
      6.2  Authorization                                       -20-
      6.3  Authority                                           -20-
      6.4  Brokerage                                           -21-

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SONICS                       -21-
      7.1  Corporate Organization                              -21-
      7.2  Authorization                                       -21-
      7.3  Authority                                           -22-
      7.4  Good Title to Shares                                -22-
      7.5  Brokerage                                           -22-

ARTICLE VIII
COVENANTS                                                      -23-
      8.1  Restrictions on Transfer                            -23-
      8.2  Further Assurances                                  -23-
      8.3  Consents                                            -24-
      8.4  Tax Compliance                                      -24-

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF SONICS SUB AND SONICS         -24-
      9.1  Representations and Warranties True                 -24-
      9.2  Opinion of Counsel to Tooltex and the
           Shareholders                                        -24-
      9.3  Absence of Litigation                               -24-
      9.4  Resignation of Directors                            -25-
      9.5  Certificates                                        -25-
      9.6  Employment, Non-Compete and Non-Disclosure
           Agreements                                          -25-
      9.7  Lease                                               -25-
      9.8  BPT Receivable                                      -25-
      9.9  Taxes                                               -25-
      9.10 Audit                                               -25-
      9.11 Releases                                            -25-

ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS              -25-
      10.1 Representations and Warranties True                 -26-
      10.2 Opinion of Counsel to Sonics Sub                    -26-
      10.3 Absence of Litigation                               -26-
      10.4 Certificates                                        -26-
      10.5 Employment Agreements                               -26-
      10.6 Lease                                               -26-
      10.7 Bank Loans                                          -26-
      10.8 Option Agreement                                    -26-

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ARTICLE XI
TERMINATION                                                    -26-

      11.1      Termination of the Agreement                   -27-
      11.2      Effect of Termination                          -27-

ARTICLE XII
MISCELLANEOUS                                                  -27-
      12.1      Expenses                                       -27-
      12.2      Survival of Representations and Warranties     -28-
      12.3      Indemnification                                -28-
      12.4      Headings                                       -30-
      12.5      Notices                                        -30-
      12.6      Assignment                                     -31-
      12.7      Complete Agreement                             -31-
      12.8      Amendments and Waivers                         -31-
      12.9      Counterparts                                   -31-
      12.10     Parties in Interest                            -31-
      12.11     Governing Law                                  -31-

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                              ANNEXES



Annex A:   Agreement of Merger (Background of Merger)
Annex B:   Form of Opinion of Counsel to Tooltex and Shareholders
           (Section 9.2)
Annex C:   Form of Employment Agreement (Section 9.6)
Annex D:   Form of Non-Compete Agreement (Section 9.6)
Annex E:   Form of Non-Disclosure Agreement (Section 9.6)
Annex F:   Form of Lease (Section 9.7)
Annex G:   Form of BPT, LTD. Promissory Note (Section 9.8)
Annex H:   Forms of Opinions of Counsel to Sonics Sub and Sonics
           (Section 10.2)
Annex I:   Form of Stock Option Agreement (Section 10.8)
Annex J:   Form of Escrow Agreement (Section 12.3)

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                             SCHEDULES

Schedule        Description

4.1        Foreign Qualifications
4.2        Ownership of Tooltex Shares; Purchase Price
4.5        Financial Statements
4.7        Taxes
4.8        Environmental
4.9        Property
4.10       Consents, Licenses, etc.
4.11       Intellectual Property
4.12       Contracts
4.13       Litigation
4.14       Insurance
4.15       Employee Benefit Plans
4.16       Personnel
4.17       Approvals
4.23       Prepayments
4.24       Insider Interests

                   AGREEMENT AND PLAN OF MERGER



      AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of July, 1997 (the "Agreement"), by and among Sonics & Materials, Inc., a Delaware corporation ("Sonics") with its principal office at West Kenosia Avenue, Danbury, Connecticut, SM Sub, Inc., an Ohio corporation ("Sonics Sub") and a wholly owned subsidiary of Sonics, Tooltex, Inc., an Ohio corporation ("Tooltex") with its principal office at 6160 Seeds Road, Grove City, Ohio, and the persons designated as the Shareholders on the signature page of this Agreement (the "Shareholders")

                             ARTICLE I
                      BACKGROUND OF AGREEMENT

      The Shareholders are the record holders and beneficial owners of all of the issued and outstanding common stock, no par value ("Tooltex Common Stock"), of Tooltex, which constitute all of the outstanding shares of the capital stock of Tooltex.

      The respective Boards of Directors of Sonics, Sonics Sub and Tooltex have approved the merger of Tooltex into Sonics Sub (the "Merger") upon the terms and subject to the conditions set forth herein.

      Sonics wishes to merge Tooltex into Sonics Sub and, in the Merger have an exchange of shares of Sonic's common stock, par value $.03 per share ("Sonics Common Stock"), cash and options to purchase Sonics Common Stock in return for all of the outstanding shares of Tooltex Common Stock. Tooltex believes that the Merger is in the best interest of its Shareholders.

      Subsequent to the execution and delivery of this Agreement, and pursuant to the provisions and subject to the terms and conditions hereof, Tooltex and Sonics Sub are to enter into an Agreement of Merger attached hereto as Annex A (the "Agreement of Merger") which provides for the merger of Tooltex with and into Sonics Sub (sometimes referred to herein as the "Surviving Corporation"). In the Agreement of Merger it is contemplated that all outstanding shares of Tooltex Common Stock will be converted into the right to receive an aggregate of
(i) 70,000 shares of Sonics Common Stock, (ii) $70,000 and (iii) options to purchase 10,000 shares of Sonics Common Stock as set forth in the form of Stock Option Agreement attached hereto as Annex I. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, covenants and further agreements with respect to the Merger.

      It is the intention of the parties to this Agreement that the Merger be a forward triangular merger satisfying the requirements of Sections 354, 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

      In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Sonics Sub, Sonics, Tooltex and the Shareholders agree as follows:

                            ARTICLE II
                            THE MERGER

      2.1 The Merger. Subject to the terms and conditions contained herein, as soon as practicable after the performance of all agreements and obligations of the parties contained herein and upon fulfillment or waiver of all of the conditions contained herein, the Agreement of Merger shall be executed and a Certificate of Merger shall be filed with the Secretary of State of the State of Ohio and the Merger shall become effective in accordance with the terms of the Agreement of Merger. The time of the filing of the Certificate of Merger in Ohio is sometimes hereinafter referred to as the "Effective Date."

      2.2 Effects of the Merger. At the Effective Date, (i) the separate existence of Tooltex shall cease and Tooltex shall be merged with and into Sonics Sub, (ii) the Articles of Incorporation of Sonics Sub shall be the Articles of Incorporation of the Surviving Corporation, (iii) Sonics Sub shall change its name to "Tooltex, Inc." and (iv) the Merger shall, from and after the Effective Date, have all the effects provided by applicable Ohio law.

                            ARTICLE III
                              CLOSING

      3.1 Time and Place. Subject to the provisions of Articles IX, X and XI hereof, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Tyler Cooper & Alcorn, LLP 205 Church Street, New Haven, Connecticut on July 25, 1997, or at such other time and place as the parties may mutually agree upon. The date on which the Closing occurs is referred to herein as the "Closing Date".

      3.2  Deliveries at the Closing.  At the Closing:

           (a)  There  shall  be  delivered  to  Sonics,   Sonics  Sub  and  the
Shareholders the opinions, certificates and other documents and instruments provided to be delivered under Articles IX and X hereof.

           (b) Sonics, Sonics Sub and Tooltex shall cause the Certificate of Merger to be filed in accordance with the provisions of the Ohio General Corporation Law and shall take any and all

                               2.

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other lawful actions and do any and all other lawful things  necessary to effect the Merger and to enable the Merger to become effective.

                            ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF TOOLTEX AND THE SHAREHOLDERS

      Tooltex and each of the Shareholders represent and warrant to Sonics Sub and Sonics as of the date hereof and as of the Closing Date as follows:

      4.1 Corporate Organization. Tooltex is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Tooltex has full power and authority (corporate and other) to own, operate and lease its properties and to conduct its business in the manner in which and in the places where such properties are owned, operated or leased and such business is now conducted. The Shareholders have previously delivered to Sonics Sub complete and correct copies of Tooltex's charter and all amendments thereto to the date hereof certified by the Secretary of State of the State of Ohio, and Tooltex's by-laws and code of regulations as presently in effect certified by the Secretary of Tooltex, and Tooltex is not in breach of any provision of either of its charter, by-laws or code of regulations. The minute books containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors, the stock certificate books and the stock record books of Tooltex are correct and complete.

      Tooltex is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 4.1, and there is no jurisdiction not so listed in which the ownership of Tooltex's properties or the conduct of its business requires such qualification. Tooltex has not received any written notice or assertion within the last three years from the Secretary of State or comparable official of any jurisdiction to the effect that Tooltex is required to be qualified or otherwise authorized to do business therein, in which jurisdiction Tooltex has not qualified or obtained such authorization.

      4.2 Capitalization; Ownership of Stock. The authorized capital stock of Tooltex consists of 750 shares of Tooltex Common Stock, of which 181 shares are issued and outstanding, 563 shares are authorized and unissued and six are held as treasury shares. All outstanding shares of Tooltex Common Stock have been validly issued by Tooltex and are fully paid, non-assessable and free of preemptive rights. No shares of Tooltex Common Stock have been reserved for issuance for any purpose and there is no subscription, option, warrant, call, right, contract, commitment, understanding or arrangement relating to the issuance, sale or transfer by Tooltex of any shares of Tooltex Common Stock including any right

                               3.

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of conversion or exchange under any  outstanding  security or other  instrument.
The issuance and sale of all such shares have been in full compliance with all applicable federal and state securities laws. The Shareholders are the only record holders and beneficial owners of Tooltex Common Stock. Each Shareholder holds of record and owns beneficially the numbers of shares of Tooltex Common Stock set forth next to his name in Schedule 4.2, free and clear of any restrictions on transfer, claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. No Shareholder is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Tooltex Common Stock (other than this Agreement). There is no voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of Tooltex Common Stock.

      4.3 No Subsidiaries. Tooltex has never owned, directly or indirectly, any capital stock or other equity of any corporation or had any direct or indirect equity or ownership interest in any other business entity. Tooltex is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

      4.4 Authorization; Binding Agreement. Tooltex has all corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Agreement of Merger by the shareholders of Tooltex in accordance with the Ohio General Corporation Law, to execute and delivery this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. Each Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The Board of Directors of Tooltex has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and, except for the approval of this Agreement and the Agreement of Merger by the shareholders of Tooltex, no other corporate proceedings on the part of Tooltex are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes and, when executed and delivered, each of the other agreements and documents and instruments delivered or to be delivered to Sonics Sub or Sonics pursuant to this Agreement will constitute, the valid and binding obligation of Tooltex and each of the Shareholders, enforceable against Tooltex and each of the Shareholders in accordance with their respective terms.

      The execution, delivery and performance of this Agreement or any other agreement, document or instrument by Tooltex or the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and will not with the passage of time or the giving of notice or both:


                               4.

           (a) conflict with or result in a breach of any provision of the charter, by-laws or code of regulations of Tooltex;

           (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate or create in any person the right to accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Tooltex under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Tooltex is a party or by which it or any of its properties may be bound or affected;

           (c) violate any order, writ, injunction, decree, judgment or ruling, or any law, rule or regulation of any court or governmental authority, federal, state, local or foreign, applicable to Tooltex or any of its properties; or

           (d) require any consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority except for the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Ohio.

      4.5 Financial Statements and Undisclosed Liabilities. The Shareholders have delivered to Sonics and Sonics Sub the balance sheets of Tooltex as at May 31, 1997, June 30, 1996, December 31, 1996 and December 31, 1995 and the related statements of income and shareholders' equity for the 11-months ended May 31, 1997, the 6- months ended June 30, 1996, the 12-months ended December 31, 1996 and the 12-months ended December 31, 1995, including the notes thereto. Except as provided in Schedule 4.5, such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied (all of such financial statements of Tooltex are referred to collectively as the "Financial Statements"). The Financial Statements have been prepared from and are in accordance with the books and records of Tooltex, are true and correct and complete, and present fairly the financial condition and results of operations of Tooltex as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied during such periods, except as otherwise stated in such financial statements or on Schedule 4.5, and except to the extent that unaudited interim financial statements may be condensed or summary statements may omit footnotes. Except as and to the extent reflected in the balance sheets of Tooltex as at May 31, 1997 and June 30, 1996 and as disclosed in Schedule 4.5, Tooltex had or will have at each such

                               5.

date no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

      4.6 Inventory. The inventory of Tooltex reflected on the balance sheets of Tooltex as of May 31, 1997 consist of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective, discontinued or not in Tooltex's latest price catalogue, subject only to the reserve for inventory write down set forth on the face of such balance sheet (rather than in any notes thereto) in accordance with the past custom and practice of Tooltex. Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and none are at prices in excess of the lowest prices available in the current market. Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin. Since May 31, 1997, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

      4.7 Taxes. (a) Except as otherwise stated on Schedule 4.7, Tooltex has filed all income, franchise, sales and other tax returns, declarations, statements and reports of every nature, including any schedule or attachment thereto and including any amendment thereof ("Tax Return") required to be filed by it accurately reflecting any and all taxes owing to the United States or any other government or any subdivision thereof, state or local, or any other taxing authority. Except as otherwise stated on Schedule 4.7 under the subheading "Taxes and Other Payments Due and Owing," (i) Tooltex has paid in full or made adequate provision in the Financial Statements for the payment of all taxes (including penalties and interest) for which it has or may have liability, whether or not shown on any Tax Return; (ii) there is no unassessed tax deficiency proposed or threatened against Tooltex; and (iii) there are, and will hereafter be, no net tax deficiencies (including penalties and interest) of any kind assessed against or relating to Tooltex with respect to any of the taxable periods ending on or before, or including, the Closing Date. Except as otherwise stated on Schedule 4.7, Tooltex is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any authority in a jurisdiction where Tooltex does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign tax return of Tooltex for any period. The federal income tax returns of Tooltex have never been audited by

                               6.

the Internal Revenue Service. No state, local or foreign taxing authority has ever audited any tax return or report filed therewith by Tooltex for any taxable period. The Shareholders have heretofore furnished to Sonics Sub complete and correct copies of all reports and inquiries received by Tooltex from the Internal Revenue Service or from any state, local or foreign taxing authority. Proper amounts have been withheld by Tooltex from its employees, independent contractors and other third parties in compliance with the tax withholding provisions of all applicable federal, state, local, foreign and other laws, and timely deposits have been made of all payroll taxes due. Payment has been timely made by Tooltex of all estimated income taxes and other taxes of any kind due except as provided on Schedule 4.7.

      Tooltex has not filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Tooltex has not made any payments, is not obligated to make any payments and will not be so obligated by reason of the transactions contemplated hereby, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under
Section  280G of the Code.  Tooltex  has  disclosed  on its  federal  income Tax
Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Tooltex is not a party to any tax allocation or sharing agreement. Tooltex has never been a member of an Affiliated Group within the meaning set forth in
Section 1504(a) of the Code.

      4.8 Environmental, Health and Safety Matters. No condition or potential condition exists at any leased or owned facility or former facility of Tooltex or of any business acquired by Tooltex with respect to the storage or release into the earth or its atmosphere of effluent, waste or other materials, solid, liquid or gaseous, nor has any material been disposed of or released in any way or manner, which would or may in the future cause Tooltex, Sonics Sub or Sonics to be liable for damages, fines or penalties or to incur expenses (including legal and consulting fees) of any sort to investigate or correct any such condition or to meet with or otherwise communicate with any governmental unit or agency or public or private body in connection therewith. Tooltex has never exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that would or may in the future cause Tooltex, Sonics Sub or Sonics to be liable for damages, fines or penalties or to incur expenses (including legal and consulting fees) in connection with any claim of illness of or personal injury to any employee or other individual. Without limiting the generality of the foregoing, Tooltex has never violated or failed to comply with the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601, et seq., the Clean Air Act, 42 U.S.C.

                               7.

ss.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300(f) et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.ss. 9671 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Hazardous Material Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., the Marine Protection, Research and Sanctuaries Act, 16 U.S.C. ss.ss. 1431 et seq. and 33 U.S.C. ss.ss. 1401, et seq., the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986, as such statutes may be amended, or any similar legislation enacted by any federal, state, local or foreign government, or any regulation adopted pursuant to any of the foregoing. Tooltex has not received any notice, nor is any such notice pending, from any governmental, public or private body claiming any violation or potential violation of any zoning, building, health, safety or environmental law or ordinance, or requiring any work, repairs, construction, alterations, noise reduction, odor elimination, cleanup or installation, encapsulation or abatement which has not been complied with, and the Shareholders have delivered to Sonics Sub copies of each such notice, whether or not complied with. All properties and equipment used at any time in the business of Tooltex or any business acquired by it have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and any "extremely hazardous substance" within the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      Schedule 4.8 lists each environmental permit relating to the business of Tooltex or to any site at which Tooltex's business has been carried on.

      4.9 Title to and Condition of Assets. Except as set forth on Schedule 4.9,
(i) Tooltex owns no real property, and (ii) Tooltex has good, valid and marketable title to each and every other property and asset, in each case relating to its operations, business or prospects, which it purports to own. All such properties are held free and clear of all title defects and any liens, pledges, claims, charges, security interests or other encumbrances and are not, in the case of real property, subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except, with respect to all such properties, real and personal, (a) as set forth in Schedule 4.9, and (b) liens for current taxes not yet due and assessments not in default. There are no claims adverse or challenges to the title or ownership of any property of Tooltex. All personal property and all buildings, structures and fixtures used by Tooltex in the conduct of its business are in good operating condition (subject to normal maintenance and repair). Tooltex has not received any notice of any violation (which has not been cured) of any building, zoning or other law, ordinance or

                               8.

regulation in respect of such property or structures or its use thereof.

      Schedule 4.9 lists each lease (which term shall include subleases) to which Tooltex is a party, true copies of which leases (including all amendments thereof and modifications thereto) have been delivered to Sonics Sub prior to the date hereof. All such leases are valid and binding and in full force and effect; there are no defaults by the lessors or Tooltex thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by the lessors or Tooltex thereunder. No premises leased under any such lease are subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Tooltex. No party to any lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to any lease.

      Except as disclosed on Schedule 4.9, all assets owned, used, or operated by Tooltex, including without limitation dies and tooling, are located at premises listed on Schedule 4.9.

      To the best knowledge of Tooltex and each Shareholder, there is no plan, study or effort by any governmental authority or any other person which may prevent or hinder the continued use of any real property owned or leased by Tooltex as heretofore used in the conduct of its business.

      To the best knowledge of Tooltex and each Shareholder, there is not (i) any intended or proposed federal, state, or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) which may prevent or hinder the continued use of any real property owned or leased as heretofore used in the conduct of the business of Tooltex, or
(ii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened or contemplated against or affecting any real property owned or leased by Tooltex or the present and continued use thereof, nor is there any basis for any of the foregoing.

      To the best knowledge of Tooltex and each Shareholder, there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of any real property owned or leased by Tooltex or that would prevent or hinder the continued use of such real property as heretofore used in the conduct of the business of Tooltex. There are no encroachments onto any such real property by any improvements on any adjoining property. There are no encroachments onto any adjoining property by any improvements on such real

                               9.

property that have an adverse impact on the present use of such adjoining property. There are no unpaid taxes, local improvement levies, assessments
(special, general or otherwise) or bonds of any nature affecting such real property or any portion thereof. All covenants, conditions, restrictions, easements and similar matters affecting such real property have been complied with. Neither this Agreement nor anything provided to be done under this Agreement violates or will violate any contract, document, understanding, agreement, arrangement or instrument affecting any such real property.

      4.10 Conduct of the Business. Tooltex is not a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any statute or any judgment, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body, which prohibits or adversely affects or, upon the consummation of the transactions contemplated hereby, would prohibit or adversely affect: (i) the use of any or all of the assets and property associated with, necessary to, or used or employed in the business of Tooltex, or (ii) the conduct of such business in the same manner as it has been conducted. Upon consummation of the transactions contemplated by this Agreement, Tooltex will continue to have all of the properties and rights necessary to conduct its business in all respects in the same manner and at the same production levels as such business has been conducted by it prior to the Closing. Except as disclosed on Schedule 4.10, Tooltex is not required by any person or governmental authority to obtain any consent, authorization, license, permit, order, certificate, registration or qualification for the ownership of its assets and the conduct of its business (including qualifications to transact business as a foreign corporation in various states). Tooltex's business has been, and is being, conducted in compliance with all applicable laws, ordinances, orders or other rules or regulations. Neither Tooltex nor any Shareholder has any reason to believe that any customer, supplier or other person will not maintain its relationship with Tooltex as previously maintained and conducted after the date hereof and the Closing Date.

      4.11 Patents, Trade Names, Trademarks and Copyrights. Schedule 4.11 contains a list and brief description of all domestic and foreign letters of patent, patents, patent applications, patent and know-how licenses, trade names, trademark registrations and applications, common law trademarks, and copyright registrations and applications (collectively, the "Intangibles"), of or used by Tooltex. Except as shown on Schedule 4.11, Tooltex owns, free and clear of all liens and encumbrances, licenses and other restrictions, all Intangibles and all trade secrets, customer lists, unregistered copyrights, inventions, technology, processes, designs, computer programs, know-how, formulae and all other intellectual property rights (collectively the "Intellectual Property") used in the conduct of its business. Tooltex has not

                               10.

infringed or been charged to infringe any adversely held patent and has not engaged in or been charged to have engaged in the unauthorized use or misappropriation of any intangible, invention, technology, process, design, computer program, know-how, formulae or other intellectual property right of another, and there are no actual or threatened claims or assertions against Tooltex relating thereto. No third party has ever infringed or engaged in the unauthorized use of or misappropriated any Intellectual Property. All Intellectual Property has been kept confidential.

      4.12 Contracts. Schedule 4.12 Previously delivered to Sonics Sub lists and briefly describes all contracts, commitments, plans, agreements, instruments, arrangements and understandings (written or oral), bids and proposals, including all amendments and supplements thereto, to which Tooltex is a party (whether or not legally bound thereby), including without limitation:

           (a) Contracts or other understandings (whether oral or written) for or regarding the employment of any officer or employee, including, without limitation, terms, conditions and policies relating to vacation and sick days, severance pay and incentive and other bonuses;

           (b) Collective bargaining agreements and any other agreement or contract with any labor union or other employees' association;

           (c) Leases and agreements relating to real or personal property;

           (d) Continuing contracts for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment that involve an amount in excess of $5,000;

           (e) Bonus, pension, profit-sharing, retirement, hospitalization, or insurance or similar plans or practices, formal or informal;

           (f) Franchise, dealer, distribution, sales and agency contracts and commitments;

           (g) Contracts of sale and distribution agreements creating any obligation of Tooltex to sell or distribute products;

           (h) Guarantees and indemnities, direct or indirect, current or contingent of the obligations of customers or any other person or entity;

           (i)  Contracts  with  suppliers,  vendors,   distributors,   clients,
customers or others for the future performance of services or provision of goods by or for Tooltex and in each case involving an amount in excess of $5,000;

                               11.

           (j)  Insurance policies;

           (k)  Advertising contracts and commitments;

           (l) Bank accounts, lock box and similar depository arrangements;

           (m)  License agreements (as licensor or licensee);

           (n) Real estate mortgages, loan or credit agreements with lenders, indentures, pledges, conditional sale or title retention agreements, equipment obligations and leases, and lease purchase agreements;

           (o) Contracts purporting to limit the freedom of Tooltex or any of its employees to compete in any line of business or in any geographic area;

           (p) Agreements concerning a partnership or joint venture; and

           (q) Agreements concerning confidentiality or noncompetition.

      Each contract, commitment, plan, agreement, instrument, arrangement, understanding, bid and proposal required to be listed in Schedule 4.12 is the valid and binding obligation of Tooltex and any other party thereto, enforceable in accordance with its respective terms and conditions.

      Except as listed on Schedule 4.12, Tooltex is not a party to any lease relating to personal property which cannot be terminated by it, without penalty, on 30 days' notice.

      Neither Tooltex nor any other party thereto is in violation of or in default in respect of or has failed to perform any obligation under or repudiated any provision of any such contract, commitment, plan, agreement, instrument, arrangement, understanding, bid or proposal, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by Tooltex, or any other party thereto or which would cause acceleration of any obligation of any party thereto or the creation thereunder of any lien, encumbrance or security interest in or upon the properties or assets of Tooltex. Sonics Sub has been furnished with true copies of all items listed on Schedule 4.12.

      There is no outstanding power of attorney executed on behalf of Tooltex.

      4.13 Litigation. Except as set forth on Schedule 4.13, there is no action, suit, claim, demand, investigation or proceeding pending or to the best knowledge of Tooltex or any Shareholder

                               12.

threatened against, relating to or affecting Tooltex or its business or which would in any way affect the transactions contemplated by this Agreement or the other agreements, documents and instruments contemplated hereby, and there is no basis for any of the foregoing. No order, writ, injunction or decree has been issued by or requested of any court or governmental agency which might result in any adverse change in the business, property or assets or in the condition, financial or otherwise, of Tooltex or which might adversely affect the transactions contemplated by this Agreement or the other agreements, documents and instruments contemplated hereby. Tooltex has not been subject to any bankruptcy or other insolvency proceedings.

      4.14 Insurance. Tooltex is and has been insured by financially sound and reputable insurers unaffiliated with Tooltex, with respect to its properties and businesses in such amounts and against such risks as are adequate to protect its properties and business, including without limitation comprehensive general liability and product liability insurance. Schedule 4.14 hereto lists all insurance policies of Tooltex, showing (a) the issuer, (b) risk insured, (c) expiration date, (d) annual premium, (e) dollar amount of coverage and (f) dollar amount of deductible or retention. The insurance coverage provided by such policies will not in any respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth on Schedule 4.14, at no time subsequent to December 31, 1992 has Tooltex been denied any insurance or indemnity bond coverage which it has requested or made any material reduction in the scope or amount of, or paid a substantially increased premium for, or substantially increased any deductible under, any of its insurance coverage, and since such date no insurance carrier has cancelled or reduced any insurance coverage for Tooltex or given any notice or other indication of its intention to do so.

      4.15 Employee Benefit Plans. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a violation of, or give rise to any liability under, Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). Schedule 4.15 contains a listing of each savings, bonus, stock purchase, deferred compensation, hospitalization or other medical, life, health, disability or other insurance, profit-sharing, stock appreciation, phantom stock, pension or retirement plan, policy or arrangement, and each other "employee benefit plan" (as defined in Section 3(3) of ERISA) or arrangement maintained or contributed to by Tooltex, whether formal or informal and whether legally binding or not since December 31, 1985 (the "Tooltex Plans") and states the fiscal year end for each. No such plan or arrangement has been previously maintained or contributed to by Tooltex whose "date of

                               13.

termination" (within the meaning of Section 4048 of ERISA) occurred after September 1, 1974. The Shareholders have heretofore delivered to Sonics Sub true and complete copies of the documents governing all Tooltex Plans as in effect on the date hereof and at all times hereafter to and including the Closing Date. Tooltex has no plan or commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement or modify or change any existing plan or arrangement, except to the extent required to comply with the Code or ERISA. Except with respect to plans or arrangements identified in Schedule 4.15 as excluded from the representation made in this sentence, the balance sheets of Tooltex as at June 30, 1997 and 1996, each reflects in the aggregate an accrual of all amounts necessary to fund currently benefits already accrued but unpaid under the Tooltex Plans as of such date including accruals for current year contributions but excluding amounts which are held by trustee(s), custodian(s) or insurance companies and irrevocably committed to the provision of benefits under such plans. As to those matters excluded from the representation in the preceding sentence, Schedule 4.15 accurately and completely describes by dollar amount or formula (from which a dollar amount can be derived) the benefit(s) required to be provided, the number and identity of persons to whom such benefits are to be provided and the conditions, if any, on the obligation to provide such benefits and sets forth the present value of the assets (if any) irrevocably set aside or committed to the provision of benefits.

      Except as set forth in Schedule 4.15:

           (a) None of the Tooltex Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "defined benefit plan" as that term is defined in Section 3(35) of ERISA .

           (b) Neither any of the Tooltex Plans, nor, to the best knowledge of Tooltex and each Shareholder, any trust created thereunder nor, to the best knowledge of Tooltex and each Shareholder, any trustee or administrator thereof, has engaged in a transaction in connection with which any of the Tooltex Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Tooltex Plans or any such trust, could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by
Section 4975 of the Code.

           (c) Full payment has been made of all amounts which Tooltex is required to pay under the terms of each of the Tooltex Plans pursuant to applicable law and GAAP, consistently applied, as a contribution to the Tooltex Plans as of the last day of the most recent fiscal year of each of the Tooltex Plans ended prior to the date of this Agreement and, as to each of the Tooltex Plans to which Section 4021(a) of the Code applies, the present value of the

                               14.

assets of such plan equal or exceed the present value of the benefits currently payable pursuant to such plan.

           (d) All reports, returns and disclosures relating to the Tooltex Plans required to be filed or distributed to participants have been timely filed or distributed in compliance with applicable law.

           (e) Other than claims in the ordinary course for benefits under the Tooltex Plans, there is no action, suit, claim or proceeding pending or threatened in writing, nor does there exist any basis therefor, which would result in the imposition of any liability on any Tooltex Plan or on Tooltex with respect to any such plan.

           (f) Each of the employee benefit plans maintained or contributed to by Tooltex including, without limitation, the Tooltex Plans, is and has been interpreted, administered and operated in accordance with the summary thereof provided to the employees of Tooltex and is in operational compliance with all applicable laws, including but not limited to the Tax Reform Act of 1986 and ERISA.

           (g) As to each of the Tooltex Plans to which Section 401(a) of the Code applies, the plan is "qualified" within the meaning of Section 401 of the Code, each related trust is exempt from tax under Section 501(a) of the Code, and a favorable determination letter applicable to such plan as most recently amended (a copy of which letter is appended to Schedule 4.15 as an exhibit) has been issued by the Internal Revenue Service and is presently in full force and effect.

           (h) The consummation of the transactions contemplated hereby will not create or accelerate any right to receive benefits or the payment thereof under any Tooltex Plan.

      4.16 Personnel. Schedule 4.16 lists all plans, contracts, agreements, programs and policies, whether written or oral, relating to, and all information referred to in, the following items: (a) all employment, savings, bonus, profit sharing, percentage compensation, deferred compensation, severance pay, pension, employee benefit, welfare and retirement plans, contracts and agreements in each such case with directors, officers or employees, all stock purchase and option plans, contracts and agreements, all consulting agreements, and all labor union and collective bargaining agreements, to which Tooltex is a party or is subject;
(b) the names and current salaries of all directors, officers, department heads and division managers of Tooltex; (c) the wage rates for non-salaried and non-executive salaried employees of Tooltex by classification; (d) any increase since June 30, 1997 in the compensation payable or to become payable by Tooltex, or any bonus, percentage compensation, service award or

                               15.

other similar benefit granted, made or accrued to the credit of, any officer, director, employee, agent or consultant thereof except for such as are payable to employees (other than officers and directors) pursuant to (i) regular compensation reviews in accordance with past practice (but not across the board general salary increases) or (ii) employment agreements in effect on June 30, 1997; (e) all group insurance programs in effect for employees of Tooltex; and
(f) since June 30, 1997, any contribution to any profit sharing or other employee benefit plan. Tooltex is not in default with respect to any of its obligations listed above. Except as set forth in Schedule 4.16, Tooltex is not and will not be, by reason of anything done in connection with (or within a period of time measured from) the execution of this Agreement or the consummation of the transactions contemplated hereby, liable to any employees of Tooltex for any amount of severance pay or for any other payments which are or become payable in an increased amount by reason of the consummation of the transactions contemplated hereby. No employee of Tooltex has been paid compensation in any form or other amounts in any form where the payment has been discretionary and not pursuant to a binding legal obligation of Tooltex.

      Except as set forth in Schedule 4.16, there are no accrued liabilities under any plans, programs, policies or practices maintained by Tooltex on behalf of any of its employees which are not provided for on the books of Tooltex and reflected in its balance sheets as at June 30, 1997 or 1996 or which have not been fully (on an actuarial basis, or plan termination basis, where appropriate) provided for by insurance contracts, premiums on which are currently paid in full, or by contributions to one or more trusts established to fund the plan, program, policy or practice in question.

      The qualifications of each employee of Tooltex for employment under applicable immigration laws have been reviewed, a properly completed Form I-9 is on file with respect to each such employee, and Tooltex is in full compliance with the Immigration and Control Act of 1986.

      4.17  Governmental  and Other  Approvals.  Except as set forth on Schedule
4.17 hereto, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for Tooltex and the Shareholders to consummate the transactions contemplated by this Agreement will be obtained as of the Closing Date. Except as set forth on Schedule 4.17 hereto, Tooltex has all consents, licenses, permits, approvals and certificates required under applicable law or regulation, federal, state and local, necessary to the ownership of all of its assets and to the operation of its business as presently conducted and as presently contemplated.


                               16.

      4.18 Accounts Receivable. All of the accounts receivable of Tooltex arose in the ordinary and normal course of business and represent accounts validly due for goods sold or services rendered and are validly incurred indebtedness on the part of those obligated thereon and are not subject to counterclaim or set-off other than with respect to credits which arose in the ordinary and normal course of business.

      4.19 Brokerage. Neither Tooltex nor any Shareholder has dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein, and each of the Shareholders agrees to indemnify and hold Sonics Sub and Sonics harmless in connection with any claim for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of any Shareholder or Tooltex in connection with the transactions contemplated herein.

      4.20 Labor Relations. There is no unfair labor practice complaint pending or to the best knowledge of Tooltex or any Shareholder threatened against Tooltex nor any basis therefor. There is no proceeding pending or to the best knowledge of Tooltex or any Shareholder threatened before the National Labor Relations Board that arises out of or pertains to the business of Tooltex nor any basis therefor. Tooltex has not experienced any work stoppage or other labor difficulty or any unionization attempt over the last five years. There is no discrimination charge (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority nor any basis therefor, and there is no labor strike or similar dispute or labor arbitration proceeding pending or to the best knowledge of Tooltex or any Shareholder threatened against or involving Tooltex nor any basis therefor that arises out of or pertains to the business of Tooltex. There is no outstanding demand for union representation of employees of Tooltex. No representation question is pending before the National Labor Relations Board involving any attempt to organize a bargaining unit including any employees of Tooltex, and no labor grievance has been filed within the past 12 months with Tooltex that arises out of or pertains to its business. Tooltex is not a party to any collective bargaining agreement and is not currently negotiating a collective bargaining agreement with respect to its employees.

      4.21 Product Defects. There is no defect in the design, construction or manufacture of the products currently manufactured or sold by Tooltex which would cause bodily injury, when such products are used in the manner intended by Tooltex. There is no defect in the design, construction or manufacture of the products sold by Tooltex prior to the Closing Date which would cause bodily injury, when such products are used in the manner intended by Tooltex, materially adversely affect the safety, performance or quality of such products, and the purchasers of such products have been provided with adequate instructions and warnings regarding the

                               17.

safe use and hazards of such products. The Shareholders have delivered to Sonics Sub a copy of all warranties concerning the products sold by Tooltex.

      4.22 Corporate Name. Except as disclosed on Schedule 4.22, (a) no other person or business has received from Tooltex the right to use, nor, to the best knowledge of Tooltex and each Shareholder, is there any person or business using, any corporate name of Tooltex, any tradename set forth in Schedule 4.11, or any variant thereof, singly or in combination with any other term, and (b) no person or business has attempted since January 1, 1992 to restrain Tooltex from using any such name or any variant thereof, singly or in combination with any other term.

      4.23 Prepayment of Liabilities. Except as disclosed on Schedule 4.23, Tooltex has no liability for borrowed money which cannot be prepaid at any time without penalty.

      4.24 Insider Interests. Except as disclosed on Schedule 4.24, neither any Shareholder nor any present or former officer or director or "affiliate" or "associate" (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended) of Tooltex has (a) any interest in any property used in or pertaining to the business of Tooltex, (b) any contract, commitment, arrangement or understanding with Tooltex or (c) any equity interest (other than an investment in a publicly held corporation not exceeding one percent (1%) of the outstanding capital stock of such corporation) with any customer, competitor or supplier of Tooltex.

      4.25 Disclosure. No representation or warranty in this Article IV, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate, document, instrument or agreement delivered or to be delivered by Tooltex or the Shareholders to Sonics Sub contains or will contain any untrue statement of fact or omits or will omit to state a fact or any fact necessary to make the statements contained therein not materially misleading. All facts relative to the business, operations, properties, assets, liabilities (whether accrued, absolute, contingent or otherwise), financial condition and prospects of Tooltex have been disclosed to Sonics Sub by Tooltex and the Shareholders. Nothing in any Schedule to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with particularity and describes the relevant facts in detail.

      4.26 No Material Change. Since May 31, 1997, except as disclosed in any schedule or financial statements delivered by the Shareholders to Sonics Sub prior to the execution of this Agreement and incorporated herein and except as disclosed in Schedule 4.26, Tooltex has not (a) suffered any damage, destruction or loss (whether or not covered by insurance) exceeding $5,000 in the

                               18.

aggregate, or (b) had any materially adverse change in its financial condition, operations, business, business outlook or property.

                             ARTICLE V
        REPRESENTATIONS AND WARRANTIES BY EACH SHAREHOLDER

      In addition to the representations and warranties set forth in Article IV, each Shareholder, jointly and severally, represents and warrants to, and agrees with, Sonics Sub and Sonics as follows:

      5.1 Necessary Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by each Shareholder of this Agreement, and for the consummation of the Merger have been obtained, and each Shareholder has full right, power and authority to enter into this Agreement. Each Shareholder has, or will prior to the Closing Date, approved this Agreement, the Agreement of Merger and the Merger.

      5.2 Defaults under other Instruments. The performance of this Agreement and the consummation of the transactions herein contemplated by each Shareholder will not result in a breach or violation or any of the terms or provisions of or constitute a default under any law, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which each Shareholder is a party or by which each Shareholder is bound, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Shareholder or the property of such Shareholder.

      5.3 Good Title to Shares. Each Shareholder has, and immediately prior to the Merger each Shareholder will have, good and valid title to the shares of Tooltex Common Stock to be exchanged in the Merger, free and clear of all liens, encumbrances, equities or claims. The issuance of the shares of Tooltex Common Stock to be exchanged for the issued and outstanding shares of Sonics Common Stock pursuant to the provisions of the Agreement of Merger will have been duly authorized and will, upon the execution and delivery of certificates therefore, be validly issued and outstanding, fully paid and non-assessable and free of preemptive rights.

      5.4 Brokerage. Neither Shareholder has dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein and each Shareholder agrees to indemnify and hold Sonics Sub and Sonics harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of each Shareholder in connection with the transactions contemplated hereby.


                               19.

      5.5 Investment Representations. Each Shareholder represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the Merger and the consideration received in respect thereof. The Sonics Common Stock and Sonics' Options to be acquired by each Shareholder pursuant to the Agreement of Merger will be acquired for investment and not with a view to the distribution thereof, it being understood that Sonics Common Stock and the Sonics' Options will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). At least 20 days prior to the date on which a meeting of Tooltex shareholders was held considering and approving the Merger, each Shareholder received a copy of Sonics' Annual Report to Shareholders for the fiscal year ended June 30, 1996, Annual Report on Form 10-K for the fiscal year ended June 30, 1996, 1996 Proxy Statement, Quarterly Report on Form 10-Q for each of the quarters ended September 30, 1996, December 31, 1996, and March 31, 1997, and Current Reports on Form 8-K filed by Sonics since June 30, 1996. Each Shareholder has had the opportunity to ask questions and receive written answers concerning Sonics Sub and Sonics.

                            ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF SONICS SUB

      Sonics Sub represents and warrants to the Shareholders as follows:

      6.1 Corporate Organization. Sonics Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has not engaged in any operation or incurred any obligations other than incident to its organization and the performance of this Agreement and the Agreement of Merger.

      6.2 Authorization. Sonics Sub has full corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Agreement of Merger by the sole shareholder of Sonics Sub in accordance with the Ohio General Corporation Law, to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Sonics Sub has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the sole shareholder of Sonics Sub has approved this Agreement and the Agreement of Merger. No other corporate proceedings on the part of Sonics Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Sonics Sub enforceable against Sonics Sub in accordance with its terms.

      6.3 Authority. Neither the execution and delivery by Sonics Sub of this Agreement nor the consummation by Sonics Sub of the

                               20.

transactions contemplated hereby nor compliance by Sonics Sub with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or Code of Regulations of Sonics Sub, (b) violate, conflict with or result in a breach of any provision of, or, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Sonics Sub under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Sonics Sub is a party or by which it or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, law, rule, regulation or ruling of any court or governmental authority, federal, state, local or foreign, applicable to Sonics Sub or any of its properties, the violation of which would be material to Sonics Sub or (d) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except for the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Ohio.

      6.4 Brokerage. Sonics Sub has not dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein and Sonics Sub agrees to indemnify and hold each of the Shareholders harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Sonics Sub in connection with the transactions contemplated hereby.

                            ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF SONICS

      Sonics represents and warrants to the Shareholders as follows:

      7.1 Corporate Organization. Sonics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, operate and lease its properties and to conduct its business in the manner in which and in the places where such properties are owned or operated or leased and such business is now conducted.

      7.2 Authorization. Sonics has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Sonics has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and

                               21.

no other corporate proceedings on the part of Sonics are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Sonics enforceable against Sonics in accordance with its terms.

      7.3 Authority. Neither the execution and delivery by Sonics of this Agreement nor the consummation by Sonics of the transactions contemplated hereby nor compliance by Sonics with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or by-laws of Sonics,
(b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Sonics under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Sonics is a party or by which it or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, law, rule, regulation or ruling of any court or governmental authority, federal, state, local or foreign, applicable to Sonics or any of Sonics' subsidiaries or any of their respective properties, the violation of which would be material to Sonics and its subsidiaries, taken as a whole or (d) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except (x) as required by the Securities Act, the Securities Exchange Act of 1934, as amended, or any applicable State Blue Sky laws, and (y) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Ohio or, in connection with the maintenance or qualification to do business in other jurisdictions, by the laws of such other jurisdictions.

      7.4 Good Title to Shares. The issuance of the shares of Sonics Common Stock to be exchanged for the issued and outstanding shares of Tooltex Common Stock pursuant to the provisions of the Agreement of Merger will have been duly authorized and will be, upon the execution and delivery of certificates therefore, validly issued and outstanding, fully paid and non-assessable and free of pre-emptive rights.

      7.5 Brokerage. Sonics has not dealt directly or indirectly with any broker or finder in connection with the transactions contemplated herein and Sonics agrees to indemnify and hold each of the Shareholders harmless in connection with any claims for commissions or other compensation made by any broker or finder

                               22.

claiming to have been employed by or on behalf of Sonics in connection with the transactions contemplated hereby.

                           ARTICLE VIII
                             COVENANTS

      8.1 Restrictions on Transfer. Each Shareholder covenants and agrees not to sell the Sonics Common Stock or the Sonics' Options received in the Merger in the public market or in privately negotiated transactions for a period of two years from the Closing Date. Each Shareholder acknowledges and agrees that the certificates representing the Sonics Common Stock and each Option Agreement will contain the following legend and each Shareholder agrees to be bound as set forth therein:

      The security evidenced hereby has not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, transferred, assigned, pledged or otherwise distributed for value unless
      (a)  there  is an  effective  registration  statement  under  such Act and applicable state securities laws or (b) the Corporation receives an opinion of counsel for the holder of this security acceptable to the Corporation (concurred in by counsel for the Corporation) stating that such sale, transfer, assignment, pledge or distribution is exempt from the registration and prospectus delivery requirements of such Act and such state laws and that such sale, transfer, assignment, pledge or distribution will not cause the original issuance of such security by the Corporation to be in violation of the registration and prospectus delivery requirements of such Act or such state laws.

      The shares of stock represented by this certificate are subject to the terms and restrictions of an Agreement and Plan of Merger, dated as of July 25, 1997, which contains, among other things, restrictions on the transfer of these shares of stock, a copy of which is on file in the principal office of the Corporation. By accepting the shares of stock evidenced by this certificate the holder agrees to be bound by said Agreement and Plan of Merger.

      8.2 Further Assurances. Consistent with the terms and conditions hereof, each party hereto agrees to use his, her or its best efforts to execute and deliver such instruments and take, or cause to be taken, such other action as is necessary or appropriate in order to satisfy the conditions set forth in Articles IX and X hereof and to carry out this Agreement and the transactions contemplated hereby as promptly as practicable and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any third parties as are

                               23.

necessary in order to consummate the transactions contemplated by this Agreement.

      8.3 Consents. Each of the parties will use his, her or its best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary or desirable (a) for the consummation of the transactions contemplated hereby and (b) for the continuing conduct after the Closing of the business of Tooltex as conducted by such entities in the ordinary course of business and consistent with past practices.

      8.4 Tax Compliance. Each party to this Agreement shall properly and timely complete all tax filings and elections required to be completed by each party to qualify the Merger for non-recognition of gain treatment under Sections 351, 354, 355, 368(a)(1)(A) and 368(a)(2)(D) of the Code. No party to this transaction shall take any position in a tax filing, in a tax dispute or in tax litigation that is inconsistent with non-recognition of gain treatment of the Merger, except to the extent that it is reasonable to do so. However, nothing in this provision shall commit any party to incur expenses to defend the tax position of another or to refrain from truthful statements with respect to the Merger and the transactions contemplated hereby to tax authorities, their accountants, attorneys and/or advisors.

                            ARTICLE IX
      CONDITIONS TO THE OBLIGATIONS OF SONICS SUB AND SONICS

      Each and every obligation of Sonics Sub and Sonics under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Sonics Sub and Sonics except as otherwise provided by law:

      9.1 Representations and Warranties True. The representations and warranties of Tooltex and the Shareholders contained in this Agreement shall be true and correct and complete in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct and complete in all material respects (except as otherwise contemplated by this Agreement), and at the Closing Tooltex and the Shareholders shall have delivered to Sonics Sub a certificate to that effect signed by the President and the Chief Financial Officer of Tooltex and by each of the Shareholders.

      9.2 Opinion of Counsel to Tooltex and the Shareholders. Sonics Sub shall have been furnished with an opinion of Feinstein, Mulligan & Fromson, counsel to Tooltex and the Shareholders, dated the Closing Date, in the form attached hereto as Annex B.

      9.3 Absence of Litigation. No order, decree or ruling of any court shall have been entered and no action or proceeding before

                               24.

any court or governmental or regulatory authority or body shall have been instituted or threatened by any governmental or regulatory authority challenging the transactions contemplated hereby.

      9.4 Resignation of Directors. Sonics Sub shall have received the resignations, effective as of the Closing, of each director of Tooltex other than those whom Sonics Sub shall have specified in writing prior to the Closing.

      9.5 Certificates. Tooltex and the Shareholders shall have furnished Sonics Sub with such certificates to evidence compliance with the conditions set forth in this Article IX as may be requested by Sonics Sub.

      9.6 Employment, Non-Compete and Non-Disclosure Agreements. Employment Agreements, Non-Compete Agreements and Non-Disclosure Agreements in the form of Annexes C, D and E hereto shall have been entered into by the Sonics Sub and each of the Shareholders.

      9.7 Lease. A lease in the form of Annex F hereto shall have been entered into by BPT, Limited and Sonics Sub.

      9.8 BPT Receivable. BPT, Limited shall have given to Sonics Sub a promissory note in the form of Annex G hereto.

      9.9 Taxes. Tooltex shall have paid in full all federal, state, local and foreign taxes inclusive of penalties for which the Tooltex is in arrears as of the Closing Date except for those listed on Schedule 4.7 under the subheading "Taxes and Other Payments Due and Owing."

      9.10 Audit. Grant Thornton LLP shall have given to Sonics Sub and Sonics an opinion that they would be able to conduct an audit of the Tooltex's financial statements and render a non-qualified report of independent accountants as defined by generally accepted accounting principles and as required by rules under the Securities Act.

      9.11 Releases. The U.S. Small Business Administration (the "SBA") and NBD Bank (the "Bank") shall have agreed in writing to release Tooltex as a guarantor of loans to BPT Limited from the Bank that were partially guaranteed by the SBA under its 504 program.

                             ARTICLE X
         CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

      Each and every obligation of the Shareholders under this Agreement shall be subject to the satisfaction, on or prior to the

                               25.

Closing Date, of each of the following conditions, each of which may be waived by the Shareholders as provided herein, except as otherwise provided by law:

      10.1 Representations and Warranties True. The representations and warranties of Sonics Sub and Sonics contained in this Agreement shall be true and correct and complete in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct and complete in all material respects (except as otherwise contemplated by this Agreement), and at the Closing Sonics Sub shall have delivered to the Shareholders a certificate to that effect signed by any duly authorized officer.

      10.2 Opinion of Counsel to Sonics Sub. The Shareholders shall have been furnished with the opinion of Tyler Cooper & Alcorn, LLP, counsel to Sonics Sub and Sonics, dated the Closing Date, in the form attached hereto as Annex H.

      10.3 Absence of Litigation. No order, decree or ruling of any court shall have been entered and no action or proceeding before any court or governmental or regulatory authority or body shall have been instituted by any governmental or regulatory authority challenging the consummation of the transactions contemplated hereby.

      10.4 Certificates. Sonics Sub and Sonics shall have furnished the Shareholders with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Shareholders.

      10.5 Employment Agreements. Employment Agreements in the form of Annex C hereto shall have been entered into by each of the Shareholders.

      10.6 Lease. A lease in the form of Annex F hereto shall have been entered into by BPT, Limited and Sonics Sub.

      10.7 Bank Loans. The Bank shall have agreed to terminate any personal guaranties given by the Shareholders and their wives with respect to a $461,000 note given by Tooltex in favor of the Bank, dated April 30, 1997.

      10.8 Option Agreement. Sonics and each of the Shareholders shall have entered into a Stock Option Agreement in the form attached hereto as Annex I.


                               26.

                            ARTICLE XI
                            TERMINATION

      11.1 Termination of the Agreement. This Agreement may be terminated, and the Merger abandoned, at any time on or prior to the Closing Date:

           (a) by the mutual consent of Sonics Sub and the Shareholders; or

           (b) by Sonics  Sub or Sonics  if any of the  conditions  set forth in
Article IX hereof shall have become impossible to fulfill for reasons beyond the control of Sonics Sub or Sonics, and shall not have been waived pursuant to
Section 12.8 hereof; or

           (c) by both of the Shareholders, acting jointly and not severally, if any of the conditions set forth in Article X hereof shall have become impossible to fulfill for reasons beyond the control of the Shareholders, and shall not have been waived pursuant to Section 12.8 hereof; or

           (d) by Sonics Sub or Sonics, if there shall have been a material misrepresentation or breach of warranty in the representations and warranties of the Shareholders set forth in this Agreement; or

           (e) by Sonics Sub or by the Shareholders if for any reason the Closing has not occurred by the close of business on July 31, 1997.

      11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1:

           (a) This Agreement shall become void and have no effect, without any liability on the part of any party, except as provided in Section 12.1 hereof, provided that nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

           (b) Each party will redeliver all documents, work papers and other material and all copies thereof of any party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                            ARTICLE XII
                           MISCELLANEOUS

      12.1 Expenses. Except as otherwise indicated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. In no event will the legal fees

                               27.

incurred by Tooltex in connection with the transactions contemplated hereby exceed $8,500.

      12.2 Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of the parties contained herein or in any agreement, instrument, document, schedule, certificate or letter delivered pursuant hereto, including the Agreement of Merger, shall survive the Closing and the Effective Date of the Merger and continue in full force and effect, regardless of any knowledge or reason to know which any party may have had with respect to any misrepresentation or breach of warranty or covenant at the time of the Closing or the Effective Date. The representations and warranties of Sonics Sub and Sonics shall expire on the date eighteen months after the Closing Date. The representations and warranties of the Shareholders shall expire on the date eighteen months after the Closing Date, except that the representations and warranties contained in Section 4.7 shall expire with the applicability of the respective statutes of limitations (as extended by agreement or otherwise), and the representations and warranties contained in Section 4.8 shall expire on the date five years after the Closing Date.

      12.3 Indemnification. Each of the Shareholders agrees to indemnify and hold harmless the Surviving Corporation and Sonics from and against any and all losses, costs, damages and expenses (including court costs and attorneys' fees) which the Surviving Corporation or Sonics may sustain resulting from, arising out of, relating to or caused by (a) non-compliance by either Shareholder with any of his obligations hereunder or non-performance by either Shareholder of any covenant contained herein, (b) any inaccuracy in or breach of any representation or warranty made by the Shareholders herein or in connection with the transactions contemplated hereby or (c) any personal injury claims relating to any product sold by Tooltex prior to the Closing Date. The Shareholders' agreement and liability under this Section 12.3 shall be joint and several.

      No claim shall be made by the Surviving Corporation or Sonics by reason of any loss, costs, damages and expenses with respect to which the Shareholders have agreed to indemnify and hold harmless the Surviving Corporation and Sonics under the preceding paragraph until the aggregate of such loss, costs, damages and expenses exceeds $10,000 after which time the Surviving Corporation and Sonics are entitled to present to the Shareholders any and all claims for indemnification.

      In order to satisfy any claims for indemnification, the Shareholders shall place into escrow at the Closing, the 70,000 shares of Sonics Common Stock received by the Shareholders pursuant to the Merger. Such shares shall be held in accordance with the Escrow Agreement attached hereto as Annex J. In addition to the

                               28.

70,000 shares of Sonics Common Stock, in order to satisfy any claims by the Surviving Corporation for indemnification, the surviving corporation shall have a right of set-off against any amounts required to be paid by the Surviving Corporation to BPT, Limited under the lease referred to in Section 10.6. The Surviving Corporation and Sonics shall first satisfy any such claims for indemnification through the right of set-off described in such Lease and if and when such right of set-off is insufficient to timely satisfy the Surviving Corporation's claims for indemnification, the Surviving Corporation and Sonics shall then satisfy such claims by exercising their respective rights under the Escrow Agreement. Notwithstanding the foregoing, the Sonics Common Stock placed in escrow and the right of set-off described herein are not the exclusive remedy to satisfy any claims for indemnification and are in addition to any other remedy the Surviving Corporation and Sonics may have in equity or at law.

      Sonics Sub and Sonics agree to indemnify and hold harmless each Shareholder from and against any and all loss, cost, damages and expenses (including court costs and reasonable attorneys' fees) which such Shareholder may sustain resulting from, arising out of, relating to or caused by (a) non-compliance by Sonics Sub and Sonics with their respective obligations hereunder or non-performance by Sonics Sub or Sonics of any covenant contained herein, or (b) any inaccuracy in or breach of any representation or warranty made by Sonics Sub and Sonics hereunder or in connection with the transactions contemplated hereby. Sonics Sub's and Sonics' agreement and liability under this
Section 12.3 shall be joint and several.

      No party shall be deemed to waive any claim for indemnification hereunder by reason of its knowledge, prior to the occurrence of the Closing, of any such non-compliance, non-performance, inaccuracy or breach.

      If an indemnified party under this Section 12.3 receives notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding which may give rise to an obligation of another party to this Agreement to indemnify such indemnified party (a "Third Party Claim"), such indemnified party shall give such other party reasonably prompt written notice thereof but in any event not later than 120 days after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if practicable, of the indemnifiable loss that has been or may be sustained by such indemnified party. Such other party may participate in the defense or, if it has acknowledged in writing to such indemnified party its obligation to indemnify, may elect to assume the defense of any Third Party Claim, at such indemnifying party's own expense and by such indemnifying party's own counsel and such indemnified party shall cooperate in good faith in such

                               29.

defense and such indemnifying party shall fully inform and consult with such indemnified party. If such other party has acknowledged in writing to such indemnified party its obligation to indemnify, such indemnified party shall not settle such Third Party Claim without the prior written consent of such indemnifying party and in any event such indemnified party shall not settle such Third Party Claim without 20 days' notice to such other party, unless such notice would jeopardize the opportunity for settlement.

      12.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      12.5 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

           If to Sonics Sub, the Surviving Corporation or Sonics, to:

                Sonics & Materials, Inc.
                West Kenosia Avenue
                Danbury, Connecticut  06880
                Attention:  Robert Soloff
                        Lauren Soloff

           Copy to:

                Tyler Cooper & Alcorn, LLP
                205 Church Street
                P.O. Box 1936
                New Haven, Connecticut 06509-1910
                Attention:  Kathleen A. Maher, Esquire

           If to Tooltex or the Shareholders:

                Paul L. Spurgeon
                P.O. Box 704
                Grove City, Ohio  43123

                Benjamin C. Egelhoff
                4780 Arnold Avenue
                Columbus, Ohio  43228

           Copy to:

                Feinstein, Mulligan & Fromson
                3478 No. High Street
                Columbus, Ohio  43214
                Attention:  Richard S. Mulligan


                               30.

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      12.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others, except that Sonics Sub and Sonics may assign all its respective rights and interests but not its respective obligations hereunder to a wholly-owned subsidiary of Sonics Sub or Sonics, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

      12.7  Complete  Agreement.  This  Agreement,   including  the  agreements,
documents, instruments, schedules, exhibits and other writings referred to herein or delivered pursuant hereto, contains the entire understanding of the parties with respect to this Agreement and the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.

      12.8 Amendments and Waivers. Subject to the provisions contained in Articles IX and X hereof, to the extent permitted by law, the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Sonics Sub and Sonics by a person authorized to sign such amendment or waiver.

      12.9 Counterparts. This Agreement and the related agreements referred to herein may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.10 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or benefits or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any other third persons any right of subrogation or action against any party to this Agreement.

      12.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT (REGARDLESS OF THE LAWS THAT MIGHT

                               31.

BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL
MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY,
CONSTRUCTION, EFFECT AND PERFORMANCE.

      IN WITNESS  WHEREOF,  Sonics Sub Sonics and  Tooltex  has each caused this
Agreement to be executed by its duly authorized officer, and each of the Shareholders has executed this Agreement, as of the day and year first above written.

                               SM SUB, INC.


[Corporate Seal]               By:  /s/ Robert S. Soloff
                                    ------------------------
                                    Name:  Robert S. Soloff
Attest                              Title: Chairman and President

                               SONICS & MATERIALS, INC.


[Corporate Seal]               By:  /s/ Robert S. Soloff
                                    -------------------------
                                    Name:  Robert S. Soloff
Attest                              Title: Chairman and Chief
                                           Executive Officer

                                  TOOLTEX, INC.


[Corporate Seal]               By:  /s/ Paul L. Spurgeon
                                    -------------------------
                                    Name:  Paul L. Spurgeon
Attest                              Title: President


                                THE SHAREHOLDERS:


                               By:  /s/ Paul L. Spurgeon
                                    -------------------------
                                    Paul L. Spurgeon


                               By:  /s/ Benjamin L. Spurgeon
                                    -------------------------
                                    Benjamin C. Egelhoff



c:\doc\kam\sonics\tooltex\agm&pom.ex

                               32.

                                  SCHEDULE 4.2

                                                  Merger Consideration

                                            # of
                          # of Shares    Shares of
  Name and Address of      of Tooltex     Sonics'                    # of
      Shareholder         Stock Owned      Stock         Cash     Options
-----------------------------------------------------------------------------
Paul L. Spurgeon               100         38,674       $38,674      5,000
P.O. Box 704
Grove City, Ohio
43123

Benjamin C. Egelhoff           81          31,326       $31,326      5,000
4780 Arnold Avenue
Columbus, Ohio 43228



                               33.